EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of this 1st day of February, 2006 (the “Effective Date”), by and between Tactical Solution Partners, Inc., a Delaware corporation (the “Company”) and        (“Employee”).

1.

Engagement and Duties.

Commencing upon the Effective Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages Employee as an employee of the Company, with the title and designation of        of the Company’s Anti-Terrorism Options Group (“ATOG”). Employee hereby accepts such engagement and employment.

1.1

Employee’s duties and responsibilities shall be those normally and customarily vested in said office, subject to the supervision, direction and control of the Board of Directors of the Company (“Board”). In addition, Employee’s duties shall include those duties and services for the Company and its affiliates as the Board shall from time to time reasonably direct. Employee shall report directly to the President of Company and Company’s board of directors as necessary.

1.2

Employee agrees to devote his complete and full primary business time, energies, skills, efforts and attention to his duties hereunder, and will not, without the prior written consent of the Board, which consent will not be unreasonably withheld, render any material services to any other business concern and in no event shall Employee engage any business, work, or consulting duties on behalf of any entity that competes in any fashion with Company. The majority vote of the Board of Directors of Company shall be the sole decision maker as to corporate competition. Employee will use his best efforts and abilities faithfully and diligently to promote the Company’s business interests.

1.3

Except for routine travel incident to the business of the Company, Employee shall perform his duties and obligations under this Agreement principally from an office provided or approved by Company, as the Board may from time to time determine.

2.

Term of Employment. Unless earlier terminated pursuant to the provisions hereof, the initial term (“Initial Term”) of Employee’s employment under this Agreement shall be for a period of two (2) years commencing on the Effective Date. Said term shall be automatically renewed thereafter for successive one (1)-year terms (the Initial Term and any renewal terms, the “Term”) unless the Board or any successor entity provides Employee with written notice 90 days prior to the expiration of the then current Term.

3.

Termination.

3.1

Employee’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

(a)

the expiration of the Term;

(b)

the death of Employee;

(c)

delivery to Employee of written notice of termination by the Company if Employee shall suffer a “permanent disability,” which for purposes of this Agreement shall mean a physical or mental disability which, in the reasonable judgment of the Board in addition to atleast one licensed medical doctor, is likely to render Employee unable to perform his duties and obligations under this Agreement for 90 days in any 12-month period;

(d)

delivery to Employee of written notice of termination by the Company “for cause,” by reason of: (i) any act or omission knowingly undertaken or omitted by Employee with the intent of causing damage to the Company or its affiliates, its properties, assets or business, or its stockholders, officers, directors or employees; (ii) any unauthorized by the board of Directors, act of Employee, involving a material personal profit to Employee, including, without limitation, any fraud, misappropriation or embezzlement, involving properties, assets or funds of the Company or any of its subsidiaries; (iii) Employee’s consistent failure to perform his normal duties or any obligation under any provision of this Agreement, in either case, as directed by the Board following atleast one written warning by Company; (iv) conviction for any felony or mistermeanor reflecting on Employee’s moral turpitude, or pleading nolo contendere to any crime or offense involving monies or other property of the Company;

(e)

delivery to the Company of written notice of resignation by Employee “for good reason,” by reason of (i) a material change in Employee’s function, authority, duties, compensation or responsibilities, without Employee’s express written consent; (ii) a substantial difference of opinion between Employee and the Board develops, or other circumstances should arise such that Employee, in good faith, no longer believes that he can function effectively as an Employee of the Company; (iii) any material failure by the Company to comply with any of the provisions of this Agreement; or (iv) any other matter or circumstance requested by the Board if either (a) made with the intent of hindering Employee in the performance of his duties hereunder or creating an incentive for Employee to exercise his rights under this Section 3.1(e) hereof or (b) the effect of such request could reasonably be expected to hinder Employee in the performance of his duties hereunder or create an incentive for Employee to exercise his rights under this Section 3.1(e); or

(f)

delivery to Employee of written notice of termination by the Company “without cause.”

3.2

With regard to Section 3.1(d), the Company shall first provide Employee with 30-days written notice of such alleged misconduct, including a specific description of such misconduct sufficient to allow Employee an opportunity to correct such noted problems. Employee shall have the opportunity to appear before the Board, with legal counsel, to present any relevant information he believes the Board should consider. Employee shall not be terminated under Section 3.1(d) unless, after the notice period expires, Employee continues to fail to satisfactorily perform his duties.

3.3

With regard to Section 3.1(e), if Employee determines that “good cause” as defined in Section 3.1(e) exists, Employee shall so notify the Company in writing. The Company shall have thirty (30) days to remedy the facts and circumstances that provided “good cause” as defined in Section 3.1(e). If adequate remedy has occurred, Employee shall continue in the employ of the Company as if no notice had been given. If adequate remedy has not occurred within said thirty (30) day period, Employee may, at his option, terminate his employment for “good reason” as defined in Section 3.1(e).

4.

Compensation; Employee Benefit Plans.

4.1

The Company shall pay to Employee a base salary at an annual rate of $132,000.00 during each fiscal year of this Agreement subject to adjustment upon receipt of initial contract award by the ATOG, at which time the Company shall commence payment to Employee a base salary at an annual rate of $150,000.00 during each fiscal year of this Agreement (“Base Salary”), subject to adjustment thereafter on an annual basis. The Base Salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to other Employee officers of the Company. In the event that Employee’s employment is terminated pursuant to Section 3.1(e) or (f), above, Employee shall continue to receive Employee’s Base Salary and shall be entitled to continued participation in the Company Employee Benefit Plans (as defined below) for a period of six (6) months. Notwithstanding the foregoing, the Company shall not be obligated to pay Employee any amounts hereunder following the termination of Employee’s employment pursuant to Section 3.1(e) or (f), above, from and after any time that Employee accepts an employment or consulting position.

4.2

In addition to the Base Salary to be paid to Employee hereunder, the Company shall pay (i) a $50,000.00 signing bonus payable to you within 60 calendar days from your employment start date in the amounts of $20,000.00 on February 15, 2006; $20,000.00 on March 1, 2006; and, $10,000 on March 15, 2006; less appropriate withholding taxes; and, (ii) a performance bonus (the “Bonus”) to Employee as the board from time to time shall determine by unanimous consent of the members is appropriate.

4.3

Upon receipt of initial contract award by the ATOG and subject to the approval of the Board of Directors, the Employee will be issued two-hundred fifty thousand (250,000) shares of Tactical’s common stock to be reflected on Tactical’s accounting records as deferred compensation. Notwithstanding the foregoing, the Restricted Stock initially shall constitute unvested and forfeitable deferred compensation and shall become vested and nonforfeitable on the second anniversary of the Initial Term; provided, however, that in the event the Employee’s employment with Tactical is terminated before the Restricted Stock becomes vested and nonforfeitable pursuant to the immediately preceding clause, the Restricted Stock shall be subject to the following:

(a)

In the event the Employee’s employment with Tactical is terminated (i) by the Employee “for good reason,” (ii) by Tactical without Cause, or (iii) as a result of the Employee’s death or Disability, the Restricted Stock shall become vested and nonforfeitable as of the date of such termination; and

(b)

In the event your employment with Tactical is terminated for any other reason, the Restricted Stock shall be immediately forfeited.

4.4

Employee shall be entitled each year to vacation for a minimum of four (4) calendar weeks, plus such additional period or periods as the Board may approve in the exercise of its reasonable discretion, during which time his compensation shall be paid in full. Employee shall make reasonable efforts not to exercise said vacation at a time or place which could reasonably be anticipated to cause a significant or material issue for Company.

4.5

Employee shall be entitled to reimbursement from the Company for the reasonable costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement in a manner consistent with the Company’s practices and policies as adopted or approved from time to time by the Board for Employee officers.

4.6

The Company may deduct from any compensation payable to Employee the minimum amounts sufficient to cover applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments as necessary and appropriate as agreed by unanimous consent of the Board.

5.

Other Benefits. During the term of employment hereunder, Employee shall be eligible to participate in all operative employee benefit and welfare plans of the Company then in effect and in respect of which all Employee officers of the Company and its affiliates generally are entitled to participate (“Company Employee Benefit Plans”), including, to the extent then in effect, group life, medical, disability and other insurance plans, all on the same basis applicable to employees of the Company whose level of management and authority is comparable to that of Employee.

6.

Confidentiality of Proprietary Information and Material.

6.1

Industrial Property Rights. For the purpose of this Agreement, “Industrial Property Rights” shall mean all of the Company’s patents, trademarks, trade names, inventions, copyrights, know-how or trade secrets, formulas and science, customer lists, business processes, or proprietary information not otherwise available to the public, now in existence or hereafter developed or acquired by the Company or for its use, relating to any and all products and services which are developed, formulated and/or manufactured by the Company.

6.2

Trade Secrets. For the purpose of this Agreement, “Trade Secrets” shall mean any formula, pattern, device, or compilation of information that is used in the Company’s business and gives the Company an opportunity to obtain an advantage over its competitors who do not know and/or do not use it. This term includes, but is not limited to, information relating to the marketing of the Company’s products and services, including price lists, pricing information, customer lists, customer names, the particular needs of customers, information relating to their desirability as customers, financial information, intangible property and other such information which is not in the public domain.

6.3

Technical Data. For the purpose of this Agreement, “Technical Data” shall mean all information of the Company in written, graphic or tangible form of any kind relating to any and all products which are developed, formulated and/or manufactured by the Company, as such information exists as of the Effective Date or is developed by the Company during the term hereof.

6.4

Proprietary Information. For the purpose of this Agreement, “Proprietary Information” shall mean all of the Company’s Industrial Property Rights, Trade Secrets and Technical Data. Proprietary Information shall not include any information which (i) was lawfully in the possession of Employee prior to Employee’s employment with the Company, (ii) may reasonably be obtained from readily available and public sources of information, (iii) is lawfully disclosed to Employee after termination of Employee’s employment by a third party which does not have an obligation to the Company to keep such information confidential, or (iv) is independently developed by Employee after termination of Employee’s employment without utilizing any of the Company’s Proprietary Information.

6.5

Agreement Not To Copy Or Use. Employee agrees, at any time during the term of his employment and for a period of ten years thereafter, not to copy, use or disclose (except as required by law after first notifying the Company and affording company the opportunity to object) any Proprietary Information without the Company’s prior written permission. The Company may withhold such permission as a matter within its sole discretion during the term of this Agreement and thereafter.

7.

Return of Corporate Property and Trade Secrets. Upon any termination of this Agreement, Employee shall turn over to the Company all property, writings or documents then in his possession or custody belonging to or relating to the affairs of the Company or comprising or relating to any Proprietary Information.

8.

Discoveries and Inventions.

8.1

Disclosure. Employee will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, product or work of authorship, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Employee, whether or not during regular working hours (hereinafter referred to as “Developments”), either solely or in collaboration with others, (a) while working for the Company, (b) during the term of this Agreement or (c) within six months after the term of this Agreement, if relating either directly or indirectly to the business, products, practices, techniques or confidential information of the Company.

8.2

Assignment. Employee, to the extent that he has the legal right to do so, hereby acknowledges that any and all Developments during the pendency of this agreement are the property of Company and hereby assigns and agrees to assign to the Company any and all of Employee’s right, title and interest in and to any and all of such Developments; shall not apply to any Development that the Employee developed entirely on his own time without using the Company’s equipment, supplies, facilities or trade secret information except for those Developments that either:

(a)

relate at the time of conception or reduction to the development of the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

(b)

result from any work performed by Employee on behalf of the Company.

8.3

Assistance of Employee. Upon request and without further compensation therefor, but at no expense to Employee, and whether during the term of this Agreement or thereafter, Employee will do all reasonable lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that, in the reasonable opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patent, including, but not limited to, design patents, on any and all Developments and for perfecting, affirming and recording the Company’s complete ownership and title thereto, Employee will otherwise reasonably cooperate in all proceedings and matters relating thereto or to similar matters reasonably necessary to advance, secure or protect corporate interests.

8.4

Records. Employee will keep complete and accurate accounts, notes, data and records of all Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, subject to the proviso in Section 8.2 hereof, and, upon request by the Company, Employee will promptly surrender the same to Company or, if not previously surrendered upon its request or otherwise, Employee will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

8.5

Obligations, Restrictions and Limitations. Employee understands that the Company may enter into agreements or arrangements with agencies of the United States Government and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Employee agrees that he shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the term of this Agreement and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

9.

Non-solicitation Covenant.

9.1

Nonsolicitation and Noninterference. During the term of this Agreement and for a period of two years thereafter, Employee shall not (a) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere adversely with the relationship between any such employee and the Company, (b) induce or attempt to induce any employee of the Company to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company to any third person, firm, entity or corporation or (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and the Company.

9.2

Indirect Solicitation. Employee agrees that, during the term of this Agreement and the period covered by Section 9.1 hereof, Employee will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of Section 9.1 if such activity were carried out by Employee, either directly or indirectly; and, in particular, Employee agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

10.

Injunctive Relief. Employee hereby recognizes, acknowledges and agrees that in the event of any breach by Employee of any of his covenants, agreements, duties or obligations contained in Sections 6, 7, 8 and 9 of this Agreement, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Employee therefore covenants and agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Employee of any of his covenants, agreements, duties or obligations contained in Sections 6, 7, 8 and 9 of this Agreement, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company, or any of the covenants, agreements, duties or obligations of Employee hereunder, and/or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or any affiliate thereof resulting therefrom; provided, however, that nothing contained in this Section 10 shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Employee at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Employee of any of his covenants, agreements, duties or obligations hereunder.

11.

Miscellaneous.

11.1

Arbitration. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Maryland or such other place as may be mutually agreed upon by the parties hereto. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrators expenses and administrative fees of arbitration.

11.2

Notices. All notices, requests and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

If to Company:

Tactical Solution Partners, Inc.
Attn: Board of Directors

3422 Old Capitol Trail, Suite 594
Wilmington, DE 19808

If to Employee, at the address maintained for Employee in the Company’s payroll records.

Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this section.

11.3

Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior agreements, discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

11.4

Attorneys’ Fees. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party of its obligations under this Agreement, the prevailing party shall recover all of such party’s costs and reasonable attorneys’ fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

11.5

Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

11.6

Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

11.7

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.8

Business Day. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

In witness whereof, the parties have executed this Agreement as of the date first set forth above.

Company:	Employee:

TACTICAL SOLUTION PARTNERS, INC.

By:

Its: